Exhibit 99.6

Consent of Person to be Named as Director

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), to be named as a director of Highland Transcend Partners I Corp. (the “Registrant”) upon consummation of the business combination described in the registration statement on Form S-4 filed by the Registrant with the Securities and Exchange Commission (Registration No. 333-260452) for the registration under the Securities Act of securities issuable in connection with the business combination involving Packable Holdings, LLC and the Registrant. The undersigned also consents to the filing of this consent as an exhibit to such registration statement and any amendments thereto.

/s/ Arjun Purkayastha
Arjun Purkayastha

January 20, 2022